UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

2280 N. Greenville Avenue
Richardson, Texas	75082

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 234-2525.

_____________________________________________________________________________________
(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2007, James M. Zimmerman was appointed to the Board of Directors (the “Board”) of Fossil, Inc. (the “Company”) effective September 5, 2007.

Mr. Zimmerman is not a party to any arrangement or understanding with any person pursuant to which he was appointed as director, nor is he a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

For his service on the Board, Mr. Zimmerman will receive the Company’s normal compensation for a non-employee director.  Such compensation consists of an annual retainer of $30,000, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.  In addition, pursuant to the Company’s Nonemployee Director Stock Option Plan, Mr. Zimmerman will receive a grant of non-qualified stock options to purchase 5,000 shares of common stock on the date of becoming a director and an additional grant of non-qualified stock options to purchase 4,000 shares of common stock on the first day of each calendar year if he is then serving as a non-employee director.

In addition, on August 29, 2007, the Board terminated the Company’s 2002 Restricted Stock Plan (the “2002 Plan”) effective August 29, 2007.  Shares awarded under the 2002 Plan were funded with shares contributed to the Company from a significant stockholder.  The rights of any participants in the 2002 Plan with respect to any awards previously granted and currently outstanding as of August 29, 2007 are not impaired by the 2002 Plan's termination and such awards will continue in effect in accordance with their original terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 4, 2007

FOSSIL, INC.

		By:	/s/ Mike L. Kovar
Mike L. Kovar
Senior Vice President and Chief Financial Officer